UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

IRON MOUNTAIN INCORPORATED

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-13045 (Commission File Number)	23-2588479 (IRS Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts (Address of Principal Executive Offices)	02111 (Zip Code)

(617) 535-4766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 9, 2010 our Compensation Committee approved a long-term incentive program in which our “Named Executive Officers”, will participate (the “LTIP”).  The LTIP provides for equity compensation awards in the form of options to acquire our common stock, restricted stock units and performance units.  The Compensation Committee anticipates that the allocation of those awards in 2011 will be 40% options, 40% performance units and 20% restricted stock units.  Options and restricted stock units granted in 2011 are expected to vest in equal installments over 3 years, or 33-1/3% per year. In addition, with regard to performance units, an executive may receive a range between 0% and 150% of the targeted award based on the Company’s performance over a period of one year. The following two financial metrics will be used and each will be given equal weight: revenue growth rate and return on invested capital, in each case as measured against targets to be approved by the Compensation Committee. Shares of our common stock issued pursuant to performance units will be issued approximately three years after the initial grant date (two years after the performance period) and are contingent on the executive’s continued employment with Iron Mountain.  The Compensation Committee expects to make equity compensation awards based on the new program in March, 2011.

Pursuant to our non-equity incentive compensation program, our Named Executive Officers may receive bonuses ranging from 0% to 100% of their base salary, depending upon their respective positions.  On December 9, 2010, our Compensation Committee also approved an amendment to this program whereby an employee may receive up to 125% of their target bonus based upon the Company’s performance against targeted financial goals, the executive’s performance rating and personal performance against stated corporate goals of such executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Ernest W. Cloutier
Senior Vice President and General Counsel

Date: December 15, 2010